Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2010, with respect to the consolidated financial statements of Capital Bank Corporation contained in Capital Bank Financial Corp.’s Prospectus (File no. 333-175108) filed on September 19, 2012 which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

September 19, 2012